Exhibit 99.1

Greatbatch, Inc. Reports 2012 Second Quarter Results

FRISCO, Texas--(BUSINESS WIRE)--July 25, 2012--Greatbatch, Inc. (NYSE: GB), today announced results for its second quarter ended June 29, 2012:

  Sales increased 14% over the prior year to a record $166.5 million, and included the following:
    $21.3 million of revenue contributed from the acquisition of Micro Power Electronics, Inc.;
    16% Vascular Access growth driven by commercialization of medical devices;
    3% increase in CRM/Neuromodulation revenue, ahead of our expectations;
    13% decline in Orthopaedics revenue (-5% constant currency) due to lower customer product launches, pricing pressures and poor execution at our Swiss facilities;
    Organic constant currency growth of 1%.
  Second quarter GAAP diluted EPS decreased 56% versus the prior year primarily due to higher consolidation and optimization activities. On an adjusted basis, diluted EPS was $0.43 per share, consistent with the prior year.
  Similar to GAAP diluted EPS, GAAP operating income decreased 39% in comparison to the prior year. Adjusted operating income increased 1% over the prior year as higher gross profits were offset by increased RD&E investment in the development of medical devices.
  Cash flows from operations were $24 million for the second quarter which enabled the Company to pay down an additional $8 million of long-term debt.

	Three Months Ended
(Dollars in thousands, except per share data)	June 29,	July 1,	%	March 30,	%
	2012	2011	Change	2012	Change
Sales	$166,548	$146,524	14%	$159,103	5%

GAAP Operating Income	$11,091	$18,303	-39%	$11,198	-1%
GAAP Operating Income as % of Sales	6.7%	12.5%		7.0%

Adjusted Operating Income*	$18,589	$18,417	1%	$15,515	20%
Adjusted Operating Income as % of Sales	11.2%	12.6%		9.8%

GAAP Diluted EPS	$0.16	$0.36	-56%	$0.19	-16%
Adjusted Diluted EPS*	$0.43	$0.43	0%	$0.37	16%

* Refer to Tables A and B at the end of this release for a reconciliation of GAAP to adjusted amounts.

CEO Comments

“As expected, second quarter adjusted operating income increased 20% in comparison to the first quarter of 2012 as sales improved,” commented Thomas J. Hook, President & CEO, Greatbatch Inc. “In comparison to the prior year, adjusted operating income increased 1% as current quarter results include the benefit of over 40% Portable Medical pro forma growth driven by our Micro Power acquisition, as well as above market growth in our CRM and Vascular Access markets. During the quarter, we continued to experience operational issues within our Swiss Orthopaedic facilities; however, we have taken action to improve our performance over the next 18 months. In addition to the progress we have made on our current strategic initiatives, during the quarter we announced several new initiatives which included the following:

  Opening of our manufacturing facility in Fort Wayne, Indiana, which will be used to consolidate our Orthopaedic operations;
  Establishing an R&D center in Singapore with the support of the Singapore Economic Development Board, which is the first step of our Asia Pacific strategy;
  Increasing our strategic focus on sales and marketing to drive core business growth; and
  Completing the integration of our Portable Medical product line (Micro Power), which is performing ahead of expectations.

We remain confident these initiatives will improve the long-term growth prospects of our Company and are being undertaken with one goal in mind ― to drive shareholder value.”

CFO Comments

“We expect the progress we have made with regards to our financial performance to carry over into the second half of the year as we continue to commercialize our medical device pipeline, aggressively address the operational issues at our Swiss facilities and begin to optimize our RD&E investment,” commented Michael Dinkins, Senior Vice President & CFO. “Despite these efforts, we now believe that our full year adjusted operating income as a percentage of sales and adjusted diluted EPS will be at the lower end of our guidance provided at the beginning of the year due to lower than expected profitability from our Swiss operations. However, we still expect that revenue will be in line with our original guidance due to stronger than expected performance from our CRM and Portable Medical product lines. We are committed to driving operational improvements in our business to achieve our long-term growth objectives and provide value to our shareholders.”

Second Quarter Results

Second quarter 2012 sales increased 14% over the prior year period to a record $166.5 million. This increase was driven by the acquisition of Micro Power, primarily Portable Medical, which added $21.3 million to sales, as well as a 16% increase in Vascular Access revenue and stronger than expected growth in our CRM product line. Second quarter results also included the impact of foreign currency exchange rate fluctuations, which lowered Orthopaedic sales by approximately $3 million in comparison to the prior year. On an organic constant currency basis, sales for the second quarter increased 1% versus the prior year as the benefits described above were partially offset by continued weakness within our Orthopaedics product line.

Gross profit was $51.9 million, or 31.2% of sales, in the second quarter of 2012, compared to $46.6 million, or 31.8% of sales for the comparable 2011 period. The increase in gross profit primarily resulted from the higher sales volumes discussed above. The decrease in gross profit as a percentage of sales from the prior year was primarily due to price concessions made to our larger OEM customers, a higher mix of lower margin revenue, as well as production inefficiencies at our Swiss Orthopaedic facilities. As previously discussed, these operational issues are aggressively being addressed and should improve as the year progresses and into 2013.

Selling, general and administrative (“SG&A”) expenses increased to $20.7 million, or 12.5% of sales, for the second quarter of 2012 compared to $17.6 million, or 12.0% of sales, for the same period of 2011. The majority of this increase can be attributed to the Company’s recent acquisitions, which added $2.8 million to SG&A.

Net research, development and engineering costs (“RD&E”) for the 2012 second quarter were $14.2 million, compared to $11.3 million for the comparable 2011 period. Approximately $0.7 million of this increase was a result of the operations from our recent acquisitions. The remainder of this increase can be attributed to the investment in the development of complete medical devices which totaled $7.0 million for the 2012 second quarter compared to $5.6 million for 2011. These amounts include $1.6 million and $0.6 million, respectively, of design verification testing (“DVT”) costs in connection with our development of a neuromodulation platform. For the second half of the year we anticipate that RD&E costs will be slightly lower than the first half as the Company begins to optimize its RD&E investment, which will be partially offset by an increased level of design verification testing.

GAAP operating income for the second quarter of 2012 was $11.1 million, compared to $18.3 million for the 2011 second quarter. This decrease was primarily due to an increased level of consolidation and integration activities, the costs of which are excluded from adjusted amounts. Adjusted operating income was $18.6 million, or 11.2% of sales in the second quarter of 2012, compared to $18.4 million, or 12.6% of sales, for the comparable 2011 period. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

The 2012 second quarter GAAP and adjusted effective tax rates were 43.9% and 38.7%, respectively, compared to 33.0% and 33.3%, respectively, for the same periods of 2011. The 2011 effective tax rates include the benefit of the R&D tax credit, which expired at the end of 2011. Additionally, 2012 amounts include losses from our Swiss operations, which are deducted at a lower effective tax rate, thus increasing the overall effective tax rate of the Company. We currently expect our 2012 annual GAAP effective tax rate to be between 40% and 45%, depending on the timing of expenses incurred in connection with the closure of manufacturing operations in Switzerland. On an adjusted basis, which will exclude the impact of these consolidation costs, we expect our effective tax rate to be more in line with the U.S. statutory rate of 35%.

GAAP and adjusted diluted EPS for the second quarter of 2012 were $0.16 and $0.43 per share, respectively, compared to $0.36 and $0.43 per share, respectively, for the second quarter of 2011. Refer to Table B at the end of this release for a reconciliation of GAAP net income and EPS to adjusted net income and EPS and the “Use of Non-GAAP Financial Information” section below.

Cash flows from operations for the second quarter of 2012 were approximately $24 million compared to $13 million in the 2011 period. During the second quarter of 2012, the Company repaid $8 million of long-term debt. Going forward, cash flows from operations will be used to fund our consolidation and RD&E initiatives, as well as to pay down long-term debt.

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	June 29,	July 1,	%	March 30,	%
Product Line	2012	2011	Change	2012	Change
Implantable Medical
CRM/Neuromodulation	$80,025	$77,724	3%	$75,135	7%
Vascular Access	12,481	10,769	16%	11,636	7%
Orthopaedic	32,860	37,922	-13%	31,046	6%
Total Implantable Medical	125,366	126,415	-1%	117,817	6%
Electrochem
Portable Medical	20,407	2,012	NA	18,720	9%
Energy/Environmental	16,879	16,016	5%	18,370	-8%
Other	3,896	2,081	87%	4,196	-7%
Total Electrochem	41,182	20,109	105%	41,286	0%
Total Sales	$166,548	$146,524	14%	$159,103	5%

Implantable Medical

CRM and Neuromodulation sales for the second quarter of 2012 increased 3% compared to the prior year to a record $80.0 million. CRM and Neuromodulation revenue for the second quarter of 2012 and 2011 both included the benefit of customer product launches. The Company continues to see an increased pace of product development opportunities from its CRM customers. Management believes that this, combined with our increased focus on sales and marketing, will allow the Company to grow this product line faster than the underlying market.

Second quarter 2012 sales for the Vascular Access product line increased 16% to $12.5 million in comparison to the prior year and was primarily driven by the commercialization of new medical devices. We continue to expect 2012 sales of complete medical devices developed by Greatbatch to be in the range of $10 to $15 million for 2012.

Orthopaedic product line sales of $32.9 million for the second quarter of 2012 declined 13% (-5% constant currency) compared to the second quarter of 2011. Foreign currency exchange rate fluctuations decreased Orthopaedic revenue by approximately $3 million in the second quarter of 2012 in comparison to the prior year. The remaining decline in second quarter 2012 Orthopaedic sales was a result of price concessions provided to customers, as well as fewer customer product launches and development opportunities due to operational issues within our Orthopaedic business, which are aggressively being addressed. In comparison to the sequential first quarter, Orthopaedic revenue increased 6%.

Electrochem

Second quarter 2012 sales for Electrochem increased $21.1 million to $41.2 million versus $20.1 million for the comparable 2011 period. Second quarter 2012 Electrochem sales included $21.3 million of revenue related to the acquisition of Micro Power in December 2011. On an organic basis, Electrochem revenue was consistent with the prior year despite tough comparables with the second quarter of 2011, which included the benefit of customer inventory restocking. The Micro Power acquisition continues to exceed our initial expectations, and is being driven by successful product launches into the higher growth, higher value portable medical market. This market is benefiting from the shifting of patient care from clinical settings to the home and an aging population, which is driving the need for lightweight/portable devices for patients and caregivers. Our funnel of portable medical products from this acquisition continues to be full and is expected to drive high single digit revenue growth for the next several years in this product line.

Financial Guidance

At this time, we are reaffirming our sales guidance provided at the beginning of the year. However, based upon our results for the first two quarters and projections for the remainder of the year, we now expect our adjusted operating income as a percentage of sales and adjusted diluted EPS to be at the lower end of the ranges provided. The guidance provided at the beginning of the year was as follows:

Sales	$645 million - $665 million
Adjusted Operating Income as a % of Sales	11.5% - 12.5%
Adjusted Diluted EPS	$1.75 - $1.85

Given the softness that we are seeing in our Orthopaedic product line, we will not achieve the revenue growth assumptions previously provided for that product line. With that said, we still expect to achieve our 13% to 17% growth guidance for total sales set at the beginning of the year given stronger than expected performance from our CRM and Portable Medical product lines. Additionally, we expect to see operating income improvements as the year progresses, which will come from the consolidation of our Orthopaedic operations and optimization of RD&E investment, as well as from various other measures management has initiated to manage our cost structure.

Adjusted operating income for 2012 is expected to consist of GAAP operating income minus non-recurring, unusual or infrequently occurring items such as acquisition, consolidation and integration charges, certain RD&E expenditures and asset disposition/write-down charges, totaling approximately $20 million to $30 million, of which approximately $5 million to $10 million will be non-cash expenses. This range has been revised upward from our previous expectations of $15 million to $20 million to reflect the additional costs associated with the announced closure of manufacturing operations in Switzerland.

Conference Call

The Company will host a conference call on Wednesday, July 25, 2012 at 5:00 p.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 7:30 p.m. ET on July 25, 2012 until August 1, 2012. To access the replay, dial 888-843-7419 (U.S.) and enter the passcode 3291 3514#.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the portable medical, energy, military, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change for convertible debt, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses in connection with developing our Neuromodulation platform), (ix) gain/loss on the sale of investments and (x) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

A reconciliation of GAAP operating income to adjusted amounts is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2012	2011	2012	2011
Operating income as reported	$11,091	$18,303	$22,289	$36,269
Adjustments:
Inventory step-up amortization (COS)	-	-	532	-
Medical device DVT expenses (RD&E)	1,575	634	2,615	1,224
Consolidation and optimization costs	4,455	22	6,023	261
Integration expenses	112	-	1,055	-
Asset dispositions and other	1,356	(542)	1,590	(614)
Adjusted operating income	$18,589	$18,417	$34,104	$37,140
Adjusted operating margin	11.2%	12.6%	10.5%	12.6%

Table B: Net Income and Diluted EPS Reconciliation

A reconciliation of GAAP net income and diluted EPS to adjusted amounts is as follows (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2012	2011	2012	2011
Income before taxes as reported	$6,870	$12,764	$12,989	$30,591
Adjustments:
Inventory step-up amortization (COS)	-	-	532	-
Medical device DVT expenses (RD&E)	1,575	634	2,615	1,224
Consolidation and optimization costs	4,455	22	6,023	261
Integration expenses	112	-	1,055	-
Asset dispositions and other	1,356	(542)	1,590	(614)
(Gain) loss on cost method investments, net	-	317	-	(4,232)
CSN conversion option discount amortization	2,263	2,101	4,484	4,163
Adjusted income before taxes	16,631	15,296	29,288	31,393
Adjusted provision for income taxes	6,435	5,100	10,376	10,378
Adjusted net income	$10,196	$10,196	$18,912	$21,015
Adjusted diluted EPS	$0.43	$0.43	$0.79	$0.88
Number of shares	23,876	23,838	23,816	23,767

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2012	2011	2012	2011

Sales	$166,548	$146,524	$325,651	$295,358
Cost of sales	114,615	99,920	226,830	201,584
Gross profit	51,933	46,604	98,821	93,774
Operating expenses:
Selling, general and administrative expenses	20,745	17,571	39,779	36,220
Research, development and engineering costs, net	14,174	11,250	28,085	21,638
Other operating (income) expense, net	5,923	(520)	8,668	(353)
Total operating expenses	40,842	28,301	76,532	57,505
Operating income	11,091	18,303	22,289	36,269
Interest expense	4,416	4,403	8,775	8,677
Interest income	(1)	-	(1)	(8)
(Gain) loss on cost method investments, net	-	317	-	(4,232)
Other (income) expense, net	(194)	819	526	1,241
Income before provision for income taxes	6,870	12,764	12,989	30,591
Provision for income taxes	3,019	4,214	4,671	10,097
Net income	$3,851	$8,550	$8,318	$20,494

Earnings per share:
Basic	$0.16	$0.37	$0.35	$0.88
Diluted	$0.16	$0.36	$0.35	$0.86

Weighted average shares outstanding:
Basic	23,611	23,227	23,515	23,214
Diluted	23,876	23,838	23,816	23,767

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	June 29,	December 30,
	2012	2011
Current assets:
Cash and cash equivalents	$11,133	$36,508
Accounts receivable, net	114,135	101,946
Inventories	113,657	109,913
Refundable income taxes	-	1,292
Deferred income taxes	7,641	7,828
Prepaid expenses and other current assets	7,227	7,469
Total current assets	253,793	264,956
Property, plant and equipment, net	156,380	145,806
Amortizing intangible assets, net	95,362	100,258
Indefinite-lived intangible assets	20,828	20,288
Goodwill	347,290	338,653
Deferred income taxes	2,073	2,450
Other assets	10,064	8,936
Total assets	$885,790	$881,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,515	$40,665
Deferred income taxes	835	845
Accrued expenses	36,855	52,539
Total current liabilities	82,205	94,049
Long-term debt	233,374	235,950
Deferred income taxes	75,786	75,203
Other long-term liabilities	10,382	8,862
Total liabilities	401,747	414,064
Stockholders’ equity:
Preferred stock	-	-
Common stock	24	23
Additional paid-in capital	315,252	307,196
Treasury stock	-	(1,387)
Retained earnings	160,840	152,522
Accumulated other comprehensive income	7,927	8,929
Total stockholders’ equity	484,043	467,283
Total liabilities and stockholders’ equity	$885,790	$881,347

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Vice President of Finance & Treasurer
mbenedetti@greatbatch.com